Exhibit 10.2

April 6, 2023

Updated offer letter to reflect start date of July 1, 2023

Noelle Perkins
Via email

Dear Noelle:

We are impressed with your skills and attributes and are confident you will contribute to our mission to define what’s next in the world of corporate real estate. We hope you are energized by the opportunity to grow while partnering with talented colleagues in solving some of the most complex issues in real estate today. This letter confirms the terms we are pleased to offer you:

•Title: Executive Vice President, General Counsel and Corporate Secretary
•Manager: John Forrester, Global Chief Executive Officer
•Primary Location: 225 West Wacker Drive, Suite 3000, Chicago, IL
•Employing Entity: Cushman and Wakefield Global, Inc.
•Proposed Start Date: July 1, 2023

The employment relationship will continue as long as we mutually agree, and may be terminated by either party, without notice, if either party so desires consistent with the at-will nature of the employment relationship. This letter does not constitute a contract of employment.

Please sign and return this letter to reconfirm your commitment to join Cushman & Wakefield with a start date of July 1, 2023 by April 7, 2023.

COMPENSATION
Your annual salary will be $580,000, paid on a Bi-weekly basis, less appropriate withholdings, and deductions. This position is an exempt position for purposes of the Fair Labor Standards Act.

INCENTIVE COMPENSATION
You will also be eligible for our annual incentive plan. Your target bonus is 90% of your salary, which will be prorated for partial service in a year. Bonuses are dependent on Company, business unit and individual performance against your goals and objectives and are subject to the discretion and approval of the Company. You must be employed on the payout date to be eligible to receive the payment, as allowed by state or federal law.

ANNUAL EQUITY AWARD
You will be eligible for an equity award aligned with your job level and performance. Equity awards are subject to approval from the Board of Directors and depend on Company, business unit and individual performance against goals and objectives. Annual equity awards, if any, are generally awarded in March each year; you will be eligible to receive a target equity grant equivalent to $900,000. As an executive officer of Cushman & Wakefield, your equity will consist of 50% time-based restricted stock units (RSUs) vesting 1/3 per year over three years and 50% performance-based stock units (PSUs) with a 3 year cliff vesting, subject to change at the Board’s discretion. The amount of this grant may vary year to year based on your performance, the company’s performance, and at the discretion of the Board of Directors. The Company reserves the right to change the terms of these awards at any time.

SIGNING BONUS – EQUITY
Subject to approval from the Board of Directors or its delegates, within two months of your commencement date you will also receive a one-time grant of an equal quantity (50%/50%) of time based RSUs vesting 1/3 per year over three years and performance-based RSUs with a 3 year cliff vesting with a total grant date fair value of $1,500,000. The Company reserves the right to change the terms of these awards at any time.

SIGNING BONUS
You will also receive a lump-sum signing bonus totaling $300,000 less applicable taxes and deductions as soon as administratively feasible on or around the last pay period in May of 2023 (This timing may shift if your start date is later than anticipated.)

If your employment with the Company terminates within 12 months of the effective date of employment (the “Retention Period”) a) by the Company for cause, or b) by you for any reason other than your death or Disability (as defined by our Long Term Disability plan), you agree to immediately repay the Company the full $300,000. If you fail to repay, you also agree the Company may deduct any amount due under this agreement from any final wages, severance which you may be entitled, accrued unused Paid Time Off, commissions, bonus, or other compensation due upon termination, unless prohibited by law. You also agree to pay all attorney fees if the Company undertakes collection procedures.

BENEFITS
Full-time employees and part-time employees working at least 30 hours, on average, have access to Company-provided benefits as defined by the applicable summary plan descriptions and Company Policies. Explore plan options here by selecting “Cushman & Wakefield Employees” and review costs and other details in the brochures below:

1. 2023 Benefits Brochures: Full Time Employee / Full-time Temporary Employee

The Company reserves the right to modify any of its benefits, including the health and welfare plan, any time at the Company’s sole discretion and without prior notice.

CONFIDENTIALITY
The protection of confidential information and trade secrets is essential for both the company’s and employees’ future security. To protect such information, employees may not disclose any trade secrets or confidential information (defined further in the Company’s policies). The Company’s Confidentiality Policy is an ongoing obligation, even after employment with the Company terminates. Therefore, you agree for a period of twelve (12) months following the termination of your employment relationship with the Company, subject to applicable law, you will observe and honor the terms and conditions of our Confidentiality and Non-Solicitation Policy.

PRIOR EMPLOYMENT OBLIGATIONS
The Company recognizes you may have information belonging to another company or entity, including any prior or current employer. The Company specifically requests you do not use, upload, copy or bring with you any information from any other company or entity, including any current or prior employer. Any violations of this request may result in discipline, up to and including termination.

ADDITIONAL TERMS
This offer and your continued employment with us are contingent upon the following terms and conditions:

•Submission and review of documents that verify your eligibility for employment in the United States; please be aware the Company participates in the E-Verify employment eligibility verification system
•The truthfulness of the representations you have made during the interview process and completion and outcome of our background check process which varies by role and client, but may include and not be limited to education, employment, credential, criminal and motor vehicle checks; additional employment screenings may be requested at any point during employment due to placement at an account requiring client-specific screening
•You have and retain any valid and unrestricted licenses and designations required for this position
•Your agreement to abide by all policies, practices, and procedures of the Company, which are subject to change at any time in the sole discretion of the Company
•You stay in full compliance with our Company’s COVID-19 related protocols.
•Your acknowledgement you have reviewed the below document and will comply with them after employment:
◦Global Code of Business Conduct
◦Confidentiality & Non-Solicitation Policy

Your signature on this offer letter indicates your acknowledgment and acceptance of the provisions set forth above as the full and complete statement of the terms and conditions of your employment with the Company. Any changes to the terms and conditions set forth in this letter must be in writing and signed by both parties.

Congratulations on your offer. We hope you agree this position, dynamic work environment and competitive total rewards package create an extraordinary opportunity for you now and in the future. If you have a disability and would like to request an accommodation for this position, please email HRServices@cushwake. you have any other questions, please contact me. We look forward to your response.

Regards,

Holly Tyson
EVP & Chief People Officer
Cushman & Wakefield

/s/ Noelle Perkins	4-6-23
Noelle Perkins	Date